EXHIBIT 99.1

NEWS BULLETIN	RE:	[LOGO]

FROM:		WORLDWIDE RESTAURANT CONCEPTS

FRB| WEBER SHANDWICK FINANCIAL COMMUNICATIONS		15301 Ventura Blvd., Bldg B, Suite 300 Sherman Oaks, CA 91403 (818) 662-9800 NYSE: SZ

FOR FURTHER INFORMATION:

AT THE COMPANY:		AT FRB¦ WEBER SHANDWICK:
Keith Wall	Kim Forster	Tricia Ross
Vice President and CFO	Vice President, Planning	Investor/Analyst Contact
(818) 662-9800	(818) 662-9800	(310) 407-6540

FOR IMMEDIATE RELEASE

October 10, 2003

WORLDWIDE RESTAURANT CONCEPTS, INC. PROVIDES UPDATE

ON PAT & OSCAR’S E.COLI INCIDENTS

SHERMAN OAKS, Calif.—October 10, 2003—Worldwide Restaurant Concepts, Inc. (NYSE: SZ) today reported that the San Diego County Health and Human Services Agency and the California Department of Health Services continue to expand their ongoing investigations of several incidents of E.coli that have been reported in Southern California. Health officials report that the investigations now include two local school districts where several children have taken ill. The investigations remain focused on pre-packaged, sanitized lettuce from food processors common to the company’s Pat & Oscar’s division and the school districts.

As stated previously, Pat & Oscar’s has removed all products suspected of contamination from all of its restaurants and terminated its relationship with the suspected processors. Alternative food suppliers were quickly identified and are currently providing replacement product to all Pat & Oscar’s restaurants.

No additional confirmed cases of E.coli from Pat & Oscar’s guests have been reported to the company by any health agency. “Things are under control,” said Dr. Wilma Wooten, deputy health officer for San Diego County. Pat & Oscar’s continues to cooperate fully with all health agencies in their broadening investigations.

About Worldwide Restaurant Concepts

Worldwide Restaurant Concepts, Inc., operates, franchises or joint ventures 317 Sizzler® restaurants worldwide, 110 KFC® restaurants primarily located in Queensland, Australia, and 21 Pat & Oscar’s® restaurants. More information about Worldwide Restaurant Concepts can be found at www.wrconcepts.com.

FRB|Weber Shandwick serves as financial relations counsel to this company, is acting on the company’s behalf in issuing this bulletin and receiving compensation therefor.

The information contained herein is furnished for information purposes only and is not to be construed as an offer to buy or sell securities.

Worldwide Restaurant Concepts, Inc.

To the extent that certain statements contained in this document may be deemed under federal securities laws to be forward-looking statements, Worldwide Restaurant Concepts intends that they be subject to the safe-harbor applicable to forward-looking statements under such laws.

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